UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 31, 2007

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26529	22-3407945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Washington Park, Newark, NJ	07102
(Address of Principal Executive Offices)	(Zip Code)

(973) 820-0400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 2, 2007, Audible, Inc. (“Audible” or the “Company”) announced its financial results for the fiscal quarter ended June 30, 2007 and certain other information. A copy of this press release is attached hereto as Exhibit 99.1.

The information in this Form 8-K and the Exhibit attached hereto is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Use of Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, Audible presents financial measures that are non-GAAP measures, specifically adjusted EBITDA. Adjusted EBITDA is net (loss) income excluding interest, taxes, depreciation, amortization, impairment and stock based compensation. Audible believes that this non-GAAP measure, viewed in addition to and not in lieu of Audible's reported GAAP results, provides useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of Audible’s internal reporting to measure the performance of the Company and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available on the Company’s Web site and in the accompanying schedules to the attached press release. The GAAP financial measures presented in the attached press release are consistent with the Company's historical financial reporting practices. The non-GAAP measures presented in the attached press release may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in the Company’s various agreements or other public filings. Management also presents total cash sales. The measurement of total cash sales is defined as the change in deferred revenue plus consolidated net sales. Management believes that total cash sales is a useful measurement when analyzing period results.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Upon the recommendation of the Compensation Committee of Audible, Inc. (“Audible” or the “Company), the Board of Directors of the Company (the “Board”) approved a compensation arrangement for the Company’s non-employee directors of the Board, effective as of July 31, 2007, whereby such directors will be paid $10,000 annually, in quarterly increments of $2,500, beginning October 1, 2007, for their service to the Board and newly appointed non-employee directors of the Board will receive a grant of an option to purchase 50,000 shares of the Company’s common stock upon appointment. The stock options granted to the newly appointed non-employee directors will be granted with an exercise price equal to the opening price on the day of appointment with a vesting schedule as follows:  25% of the shares subject to the option will vest on the date that is six months after the grant date, and subsequently 3% of the shares will vest on the last day of each succeeding month after the initial vesting date until fully vested, provided that any unvested portion is forfeited if the director ceases to serve as a director for any reason other than in the event of a “change of control” as such term is defined in the governing grant agreement. In the event of a “change of control”, the director shall become fully vested in 50% of the shares that remain subject to vesting as of the effective date of the “change of control.”

In addition, the Board, upon the of the recommendation of the Compensation Committee of the Board, approved a special grant to Gary L. Ginsberg, a non-employee director of the Board, of an option to purchase 25,000 shares of the Company’s common stock and a special grant to James P. Bankoff, a newly appointed non-employee director of the Board, of an option to purchase 50,000 shares of the Company’s common stock.  Each of these stock options will be granted on August 7, 2007, with an exercise price equal to the opening market price of the Company’s common stock on August 7, 2007.  The terms of these stock option awards provide that such shares are subject to the following vesting schedule:  25% of the shares subject to the option will vest on the date that is six months after the grant date and subsequently 3% of the shares will vest on the last day of each succeeding month after the initial vesting date until fully vested, provided that any unvested portion is forfeited if Ginsberg or Bankoff, as applicable, ceases to serve as a director for any reason other than in the event of a “change of control” of the Company as such term is defined in their respective grant agreement. In the event of a “change of control” both Ginsberg and Bankoff, shall become fully vested in 50% of the shares that remain subject to vesting as of the effective date of the “change of control.”

The Board also agreed to the appointment of Mr. Bankoff to Audible’s Nominating and Governance Committee and Compensation Committee.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired - Not Applicable.

b) Pro Forma Financial Information - Not Applicable.

c) Shell Company Transactions – Not Applicable

d) Exhibits:

99.1 Press Release dated August 2, 2007 regarding financial results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Audible, Inc.

Date: August 2, 2007		/s/ Donald R. Katz
	By:	Donald R. Katz
	Title:	Chief Executive Officer and Chairman of the Board of Directors